EXHIBIT 99.1

Press Release

American Superconductor Reports Fiscal 2004 Third Quarter and

Nine-Month Results

•	Record Quarterly Revenues: Up 28% Sequentially, 347% Year-Over-Year
•	Nine-Month Revenues Up Nearly Three Times Year-Over-Year
•	SuperMachines Business Continues To Be Profitable/Cash-flow Positive
•	Backlog for Fiscal 2005 Grows to a Record $40.3 million
•	Company Updates Expectations for Fiscal 2004 Financial Results

WESTBOROUGH, Mass., February 5, 2004—American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for the third quarter and the first nine months of fiscal year 2004 ended December 31, 2003.

Net revenues for the third quarter of fiscal 2004 were $12.3 million, up 347% over net revenues of $2.8 million for the third quarter of fiscal 2003 and up 28% sequentially compared with net revenues of $9.6 million in the second quarter of fiscal 2004. The net loss was $6.5 million, or $0.25 per share, compared with a net loss of $12.6 million, or $0.60 per share, for the same period last year and a net loss of $7.3 million or $0.34 per share for the second quarter of fiscal 2004.

Net revenues for the first nine months of fiscal 2004, ended December 31, 2003, increased by nearly three times to $29.7 million compared with $10.1 million for the first nine months of fiscal 2003. The net loss was $22.2 million, or $0.96 per share, compared with a net loss of $33.7 million, or $1.63 per share, for the same period last fiscal year.

AMSC received $2.9 million in new orders and contracts during the quarter ended December 31, 2003. The Company’s total backlog of orders and contracts as of December 31, 2003 was $75.2 million of which approximately $10.6 million is expected to be recognized as revenue in the fiscal fourth quarter.

AMSC’s December 31, 2003 backlog includes $40.3 million expected to be recognized as revenue in fiscal 2005, which begins April 1, 2004.

AMSC ended the third quarter of fiscal 2004 with cash, cash equivalents and long-term investments of $56.9 million and no long-term debt, compared to $8.8 million of cash, cash equivalents and long-term investments at September 30, 2003. In October 2003, the Company issued 5.7 million shares of common stock in a public offering, generating cash proceeds, net of underwriting discounts, of $51.1 million. The Company’s net use of cash in the third fiscal quarter was approximately $3 million.

AMSC reported that it will not recognize revenue for its D-VAR® product line for wind farm applications on a “percentage of completion” basis, as had previously been the Company’s intention. Instead, it will recognize revenue for these products at the time of customer

American Superconductor Reports Fiscal 2004 Third Quarter and Nine-Month Results	Page 2

acceptance. As a result of this conclusion, approximately $1.0 million of revenue for the partial assembly of two wind farm D-VAR orders, that the Company expected to be recorded in the third quarter, was instead recorded as deferred revenue on the Company’s balance sheet at December 31, 2003, bringing deferred revenue from $0.2 million at September 30, 2003 to $1.5 million at December 31, 2003. Furthermore, because final customer acceptance related to these two D-VAR orders, which AMSC expects to ship this quarter, is not expected to happen until the first half of fiscal 2005, the Company projects that approximately $2.5 million of anticipated revenue for fiscal 2004 will now be recognized in fiscal 2005. Also, the Company earlier anticipated utilizing percentage of completion accounting for additional, forecasted orders expected in the fourth fiscal quarter, but it has concluded that recognizing revenue upon customer acceptance is the more appropriate accounting treatment for these potential orders as well. As a result, the Company now expects fiscal 2004 revenues to be in the range of $40 to $42 million, and the net loss to be in the range of $27 to $29 million or $1.12 to $1.20 per share.

“With this change, we still expect to effectively double revenues year-over-year for fiscal 2004,” said Greg Yurek, chief executive officer. “Also, based on orders currently in hand, we expect to start the new fiscal year in about eight weeks with over $40 million in backlog to be recognized as revenue in fiscal 2005, providing the Company with solid momentum to achieve further top-line growth. We will provide more precise guidance for fiscal 2005 at our year-end earnings conference call in mid-May.”

SuperMachines Business

AMSC’s SuperMachines business continued to be profitable and cash flow positive in the fiscal third quarter and progress on its prototype ship propulsion motors and prototype SuperVAR synchronous condenser continues to be good. “Our 5-megawatt ship propulsion motor, which was factory load tested successfully last year, has now gone through preliminary tests at the Center for Advanced Power Systems in Florida and will start its full-load ship propulsion simulation testing this quarter as planned,” Yurek said. “In addition, our prototype SuperVAR synchronous condenser, which we delivered to Tennessee Valley Authority in the third fiscal quarter, is continuing to go through its planned shakedown phase. We expect to be able to report on test results for both of these prototype machines at our earnings conference call in May.”

Power Electronic Systems Business

The pattern of orders for D-VAR systems for grid stabilization and wind farms from the Company’s Power Electronic Systems business appears to be replicating the cycle experienced last fiscal year. During that year, over half of the orders and revenues for D-VAR systems were achieved in the last fiscal quarter as customers bought equipment to be installed in time to address peak summer demand. “The total amount of business we are bidding on has continued to increase over the last several months and we have not lost any of the prospective orders to our competition during this period of time,” Yurek said. “Although potential customers have delayed making buying decisions, we are still optimistic that they will begin making buying decisions shortly. As customers make their final buying decisions in preparation for the coming summer demand, we believe our product offering puts us in a strong position to continue to win a significant proportion of the potential orders.”

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AMSC Wires Business

The Company noted that in January 2004 it completed the first year of operation of its commercial volume HTS wire manufacturing plant in Devens, Massachusetts. “As discussed in the last two earnings calls, we have experienced our share of start up issues in this new state-of-the-art plant,” commented Yurek. “The learning curve of the first year of operation is now being leveraged in the production of long lengths of high performance HTS wire. We are now in a position to produce wire at a rate that should enable us to manufacture and ship a record amount of wire in fiscal 2005. We expect to start our new fiscal year on April 1, 2004 with a record wire backlog of over 500,000 meters, all for delivery in fiscal 2005.”

Yurek also noted that the level of electrical current carrying capability of the first generation wires produced in the Devens manufacturing plant during the first year of operation exceeded the Company’s expectations. In addition, primarily through productivity gains, AMSC increased the gross capacity of wire production from 900,000 meters per year to 1,400,000 meters per year. Because of these productivity gains, the Company expects over the next two years to cut in half the $4 million it originally anticipated spending on capital equipment to expand capacity.

In January 2004, AMSC announced that it had developed higher performance second generation (2G) HTS wire based on the Company’s development of nanotechnology processing technologies (see http://www.amsuper.com/html/newsEvents/news/10335061601745.html). These nanotechnology enhancements include the leveraging of AMSC’s proprietary metal-organic deposition process to create a dispersion of nanodots throughout the superconductor coating in its 2G HTS wires. The Company achieved an immediate 30% increase in current carrying capability of its 2G HTS wire upon introducing this process modification, which adds virtually no additional cost. AMSC expects it will be able to at least double electrical performance of its 2G HTS wire upon optimizing the nanodot processing technology.

“We remain on track with our earlier forecasts to be in high volume, commercial production of 2G HTS wire within three to four years,” said Yurek. “We continue to achieve excellent results in our 2G development facility and expect to start ordering equipment for a 2G pilot manufacturing plant – the next key scale-up step for 2G – around the end of calendar 2004. This pilot operation, which will be capable of producing hundreds of thousands of meters of 2G HTS wire, is expected to incorporate all of our nanotechnology processing capabilities, which we are currently optimizing.”

Conference Call

American Superconductor will host a teleconference to review fiscal 2004 third quarter and nine-month results on Thursday, February 5, 2004 at 11:00 a.m. Eastern Standard Time (EST). To participate in the conference call, please dial 785-832-2422 and use conference ID “AMSC.” Additionally, the conference will be simulcast at www.amsuper.com/html/investors/index.html and http://www.firstcallevents.com/service/ajwz398152697gf12.html. Re-broadcast of the call will be available from February 5, 2004, through February 12, 2004, over both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. EST, February 5, 2004, through midnight EST, Thursday, February 12, 2004. Please call 402-351-0788 to access the playback.

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is a world-leading supplier of dynamic reactive power grid stabilization products and the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor

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machinery. AMSC’s power electronic converters and HTS wire are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor, SuperMachines, SuperVAR and Revolutionizing the Way the World Uses Electricity are trademarks and D-VAR is a registered trademark of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Media	Jack Jackson On-Message Public Relations	781-444-1020 jack@on-message.com

Investors	Kevin Bisson American Superconductor	508-621-4220 investor@amsuper.com

American Superconductor Reports Fiscal 2004 Third Quarter and Nine-Month Results	Page 5

American Superconductor Corporation

(NASDAQ: AMSC)

Results Report for Third Quarter Fiscal 2004

Statement of Operation Data

	Three Months ended December 31,		Nine Months ended December 31,
	2003	2002	2003	2002
Revenues
By business segment (1):
AMSC Wires	$1,443,955	$480,759	$4,902,413	$1,072,746
SuperMachines	7,446,457	1,090,552	19,404,106	4,230,696
Power Electronic Systems	3,411,965	1,180,182	5,366,518	4,787,579

Total revenues	12,302,377	2,751,493	29,673,037	10,091,021
Operating profit (loss): By business segment (1):
AMSC Wires	(4,422,034)	(7,603,612)	(15,457,417)	(21,288,898)
SuperMachines	449,341	(2,244,990)	959,502	(5,957,990)
Power Electronic Systems	(2,291,570)	(2,638,975)	(5,570,460)	(6,127,768)
Unallocated corporate expenses	(341,537)	(317,501)	(968,643)	(1,112,338)

Operating Loss	(6,605,800)	(12,805,078)	(21,037,018)	(34,486,994)
Interest and other income/(expense)	87,088	190,389	(1,174,426)	820,639

Net loss	$(6,518,712)	$(12,614,689)	$(22,211,444)	$(33,666,355)

Net loss per share-(Basic & Diluted)	$(0.25)	$(0.60)	$(0.96)	$(1.63)
Weighted average shares outstanding	26,574,679	21,000,191	23,106,480	20,702,858

Note: In the third quarter ended December 31, 2003, in addition to reported revenues, the Company recorded $744,921 in cost-sharing funding, compared to $171,068 in the prior-year period. For the nine-month period ended December 31, 2003, funding from cost-sharing agreements was $1,504,353, compared to $428,036 for the same period a year ago.

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Selected Balance Sheet Data

	December 31, 2003	March 31, 2003
Cash, cash equivalents and long term investments	$56,898,765	$20,048,872
Selected current assets:
Accounts receivable	$7,248,553	$5,446,007
Inventory	$3,476,120	$5,117,786
Property, plant and equipment	$90,264,923	$89,277,779
Less: accumulated depreciation	(32,582,680)	(28,241,982)

Property, plant and equipment, net	$57,682,243	$61,035,797
Total assets	$133,058,877	$101,978,639
Accounts payable & accrued expenses	$13,373,343	$9,773,874
Deferred Revenue	$1,457,771	$1,136,002
Stockholders’ equity	$118,227,763	$87,818,763

(1)	In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines™ business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment’s current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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